Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2018, relating to the consolidated financial statements and financial statement schedule of Five Point Holdings, LLC and subsidiaries appearing in the Annual Report on Form 10-K of Five Point Holdings, LLC for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

June 14, 2018